Exhibit 99.1

FOR IMMEDIATE RELEASE:

PGT ANNOUNCES RESTRUCTURING

VENICE, FL, January 13, 2009 (PRIME NEWSWIRE) - PGT, Inc. (NASDAQ:  PGTI), today announced a restructuring of the Company as a result of continued analysis of the Company’s target markets, internal structure, projected run-rate, and efficiency.

Effective today, the Company’s workforce was decreased by approximately 10%.  In the aggregate, the Company expects to realize annualized savings in excess of $6 million.  “These actions were necessary given the continuing difficult economic environment and the severe downturn in the housing market, and we are thankful for contributions made by the effected employees,” said Rod Hershberger, PGT’s President and CEO.

Additional information concerning savings and costs associated with the restructuring will be provided in the Company’s upcoming earnings release.  The earnings release for the Company’s 2008 fiscal year is scheduled for publication on Wednesday, February 18.

About PGT:

PGT® pioneered the U.S. impact-resistant window and door industry and today is the nation’s leading manufacturer and supplier of residential impact-resistant windows and doors. PGT is one of the largest window and door manufacturers in the United States. Founded in 1980, the company employs approximately 1,350 at its manufacturing, glass laminating and tempering plants, and delivery fleet facilities in Venice, FL., and Salisbury, NC. Sold through a network of over 1,300 independent distributors, the company’s total line of custom windows and doors is now available throughout the eastern United States, the Gulf Coast and in a growing international market. PGT’s product line includes PGT® Aluminum and Vinyl Windows and Doors; WinGuard® Impact-Resistant Windows and Doors; PGT® Architectural Systems; and Eze-Breeze® Sliding Panels. PGT Industries is a wholly owned subsidiary of PGT, Inc. (NASDAQ: PGTI). www.pgtindustries.com.

Forward-looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.   PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.

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CONTACT: PGT, Inc.
Jeffrey T. Jackson, 941-486-0100, ext. 22786
jjackson@pgtindustries.com